Exhibit 21.1

SUBSIDIARIES OF ELASTIC B.V.

Name of Subsidiary	Jurisdiction of Incorporation
Elasticsearch AB	Sweden
Elasticsearch AS	Norway
Elasticsearch B.C. Ltd.	Canada
elasticsearch B.V.	Netherlands
Elasticsearch (Beijing) Information Technology Co., Ltd.	People’s Republic of China
Elasticsearch (CH) AG	Switzerland
Elasticsearch Federal Inc.	Delaware
Elasticsearch Finance B.V.	Netherlands
Elasticsearch GmbH	Germany
Elasticsearch Government, Inc.	Delaware
Elasticsearch HK Limited	Hong Kong
Elasticsearch KK	Japan
Elasticsearch, Inc.	Delaware
Elasticsearch Korea Limited	Korea
Elasticsearch Limited	United Kingdom
Elasticsearch Pte Ltd.	Singapore
Elasticsearch Pty Ltd	Australia
Elasticsearch SARL	France
Elasticsearch, S.L.U.	Spain
Lambda Lab LLC	United States
Opbeat ApS	Denmark
Opbeat, LLC	Delaware
Prelert Inc.	Delaware
Prelert Limited	United Kingdom
Swiftype Inc.	Delaware